Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-276614, No. 333-274092, No. 333-264893 and No. 333-259458) and the Registration Statements on Form S-3 (No. 333-282984, No. 333-276504 and No. 333-268288) of our report, dated March 13, 2025, with respect to the financial statements of IN8bio, Inc included in this Annual Report (Form 10-K) of IN8bio, Inc. for the year ended December 31, 2024. Our audit report includes an explanatory paragraph relating to IN8bio, Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

March 13, 2025